Exhibit 23.1

Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Mega World Food Holding Company

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our audited report dated on December 8, 2010 for the balance sheets of Mega World Food Holding Company as of September 30, 2010, and the related statements of loss, shareholders’ equity, and statements of cash flows for the period June 24, 2010 (date of inception) through September 30, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

February 23, 2010